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                                                                   EXHIBIT 99.1


                             For Immediate Release
                                Augusta, Georgia
                                 April 17, 2003

                       GEORGIA-CAROLINA BANCSHARES, INC.
                        ANNOUNCES FIRST QUARTER EARNINGS


         Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc., the parent company of First Bank of Georgia, announced today its results of operations and earnings for the quarter ended March 31, 2003.

         According to Blanchard, total assets as of March 31, 2003 reached a new high of $262,061,000 compared to total assets as of March 31, 2002 of $202,290,000. This growth from the first quarter of 2002 to the first quarter of 2003 resulted in a 30% increase in assets. Total assets as of December 31, 2002 were $257,362,000.

         Blanchard also announced the consolidated net income for the first quarter of 2003 of $951,000 which was slightly below the $1,005,000 consolidated net income for the quarter ended March 31, 2002. Basic net income per share for the first quarter of 2003 was $.73 compared to basic net income of $.77 per share for the first quarter of 2002. According to Blanchard, the additional expenses associated with the opening of the new Fury's Ferry Office in April 2002 plus an increase in the provision for loan losses contributed to the slight decline in net income.

         Blanchard further stated that management's determination to increase the allowance for loan losses was not based on the quality of the loan portfolio but rather in response to the continued weakness in the economy. Net loans charged off to average net loans during the first quarter of 2003 was ..03% compared to .13% for the first quarter of 2002. The allowance for losses to gross loans excluding loans held for sale was 1.68% as of March 31, 2003 compared to 1.83% as of March 31, 2002.

         In keeping with the performance of the Company during 2002, the annualized return on average assets for the Company for the first quarter of 2003 was 1.46% while the annualized return on average equity was 21.86%.


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Press Release
April 17, 2003
Page Two


         "We are continually pleased with the performance of the bank during this low interest rate environment," stated Remer Y. Brinson III, President & CEO, First Bank of Georgia.

         "We also continue to have a strong confidence in the economy of our metro Augusta market," Brinson concluded.

         Georgia-Carolina Bancshares' common stock is quoted on the Over-The-Counter Bulletin Board under the symbol of GECR.

         Georgia-Carolina Bancshares, Inc. is a bank holding Company with $262 million in assets as of March 31, 2003. The Company owns First Bank of Georgia which conducts bank operations through offices in Augusta, Columbia County and Thomson, Georgia.

         Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is our principal contact at Morgan Keegan.

         Certain statements contained in this Press Release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results, expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

         For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 736-2100.